Exhibit 99.1

N S T O R  F I N A N C I A L
N E W S   R E L E A S E   F I N A L

                                                                                                 nStor Technologies, Inc.
                                                                                                 6190 Corte del Cedro
                                                                                                 Carlsbad, California 92009
                                                                                                 Phone: 760-683-2500
                                                                                                 Fax: 760-683-2599

Contact:
Veena Raman
nStor Technologies, Inc.
760.683.2500
vraman@nstor.com

nStor Completes Sale of Stonehouse Technologies to
a Subsidiary of Symphony Service Corp. for $6.7 Million

Sale of Telemanagement Subsidiary Reinforces Corporate Focus
on Storage-Intensive Business Solutions

Carlsbad, CA – November 12, 2004-- nStor Technologies, Inc. (AMEX: NSO), an innovative developer of storage-network solutions, today announced the completion of the sale of its telemanagement subsidiary, Stonehouse Technologies, Inc., to a wholly owned subsidiary of Symphony Service Corp.

With the completion of the transaction and formal approval at a special meeting of the company’s shareholders today, nStor received $5.6 million in cash and an additional $1.1 million in promissory notes for a total sales price of $6.7 million. The amount of the promissory notes may be reduced due to certain post-closing adjustments. The Company expects to report a loss of approximately $2.5 million from the Stonehouse discontinued operations in the third quarter.

Plans for the net proceeds from the sale, estimated to be approximately $5 million in cash, are under review by nStor’s board of directors and include investment in R&D initiatives, sales and marketing, as well as the opportunity to pay down a portion of nStor’s outstanding debt to strengthen the Company’s financial position. According to Todd Gresham, nStor’s president and CEO, the sale of the Stonehouse subsidiary reinforces the company’s commitment to its core storage business. “This cash infusion provides immediate capital to grow the business and focus on emerging opportunities in the small to mid-sized storage market,” he stated. “This transaction further demonstrates nStor’s commitment to our customers and shareholders.”

About Symphony Service Corp.

Symphony Service Corp. is a global business services outsourcing partner that assures results and time-to-market for its clients. By combining its intellectual property, such as proprietary software and content, with unmatched expertise in commercial software development, large volume data management and advanced analytics, Symphony Service drives success for high-impact outsourcing initiatives. Symphony Service is made up of three business groups: the Commercial Software Group (CSG), which provides increased productivity and faster time-to-market for commercial-grade software products and solutions; the Cost Management Group (CMG), which helps companies monitor, manage and minimize indirect spend; and the Demand Analytics Group (DAG), which enables clients to better understand market trends, creating new revenue opportunities and reducing customer churn. Symphony Service is headquartered in Palo Alto, CA, with locations in Bangalore, India, Nashville, TN and Waltham, MA. For more information on Symphony Service, please visit its Web site at www.symphonysv.com, or call (650) 935-9500.

About Stonehouse Technologies, Inc.

Founded in 1978, STI is the premier provider of software and services for total telecommunication management solutions that help enterprises manage and control telecommunications expenses, assets, and processes (“Telemanagement”). STI provides these solutions for some of the largest enterprises in the nation. STI’s strong focus on implementation of best practices and process automation, such as accurate charge-back methodologies and invoice reconciliation; as well its integrated approach to Telemanagement has attracted an impressive client base, 75% of which are Fortune 500 companies. STI’s solutions enable enterprises to manage voice, data and wireless services by providing a systematic approach to automating order processing, monitoring expenses, managing vendor invoices, tracking inventory of assets, providing ongoing invoice reconciliation, and accurately allocating costs to internal cost centers. STI’s solutions include a suite of modular applications and services with multiple delivery options, such as on-site installation, or in an ASP or managed services environment. Clients realize proven benefits of significant cost savings, increased management control, and productivity improvements. STI is headquartered in Dallas, Texas and maintains regional offices. For more information about Stonehouse products and services, visit the company's Web site at www.stonehouse.com.

About nStor Technologies, Inc.

Headquartered in Carlsbad, Calif., nStor Technologies, Inc. (AMEX: NSO) is an innovative developer of data storage solutions that are ideally suited for both large enterprises as well as small to mid-sized businesses. The Company's flagship controller technology and StorView software form the foundation for the NexStor family of turnkey solutions that support Microsoft Windows, Linux, UNIX and Macintosh operating environments. Designed for storage-intensive environments and mission-critical applications, nStor's products are offered in various architectures including Fibre Channel, SCSI and SATA and are focused on addressing customers' business needs and applications. The Company markets its storage solutions through a global network of OEM partners and systems integrators. For more information, visit www.nstor.com.

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This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimated," "project," "expect," "anticipate," or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company's inability to increase sales to current customers and to expand its customer base, continued acceptance of the Company's products in the marketplace, the Company's inability to improve the gross margin on its products, competitive factors, dependence upon third-party vendors, outcome of litigation, insufficient funding and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. nStor and StorView are registered trademarks of nStor Technologies, Inc.